EXHIBIT 10.16

[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

LICENSE AND COOPERATION AGREEMENT

            This License and Cooperation Agreement (the "Agreement") is made and entered into this 28th day of June, 2000, by and between Merz + Co. GmbH & Co., a limited partnership with a limited company as its general partner organized and existing under the laws of Germany, with its principal business office located at Eckenheimer Landstrasse 100-104, D-60318 Frankfurt/Main, Germany ("Merz"), and Forest Laboratories Ireland Limited, a corporation organized and existing under the laws of the Republic of Ireland, with its principal business address located at Clonshaugh Industrial Estate, Clonshaugh, Dublin 17, Republic of Ireland ("Licensee").

W I T N E S S E T H:

            WHEREAS, Merz is the owner of certain United States patents for the application and use of Memantine relating to the treatment of various forms of dementia, and is currently marketing and distributing Memantine, under the name "Akatinol Memantine" for the treatment of such dementia in Germany; and

            WHEREAS, Merz has conducted and is currently conducting clinical trials of Memantine for the treatment of vascular dementia and Alzheimer's disease in the United States and Europe; and

            WHEREAS, Licensee wishes to acquire a license to use the Merz patents and certain Merz know-how for the manufacture, marketing, distribution, sale and use of the Contract Products (as defined herein) within the Territory (as defined herein) solely for the treatment of vascular dementia and Alzheimer's disease; and

            WHEREAS, Merz is willing to grant to Licensee a license to use the Merz patents and certain Merz know-how for the manufacture, marketing, distribution, sale and use of the Contract Products, in accordance with the terms and conditions, and subject to the limitations, of this Agreement; and

            WHEREAS, the parties wish to define the terms of their cooperation in securing Regulatory Approvals (as defined herein) for Memantine, including the Contract Products, for the treatment of vascular dementia and Alzheimer's disease, and for the marketing and distribution of the Contract Products within the Territory.

            NOW, THEREFORE, in consideration of the foregoing, the parties to this Agreement do agree as follows.

Article 1: Definitions

            For purposes of this Agreement, the following terms shall have the following meanings:

            1.1       An "Affiliate" of one of the parties to this Agreement shall mean and include any person, firm, corporation or other entity: (i) more than fifty percent (50%) of the voting stock or other equity interest is owned, directly or indirectly, by that party; (ii) which owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity interest of that party; or (iii) more than fifty percent (50%) of the voting stock or other equity interest thereof is owned, directly or indirectly, by a person, firm, corporation or other entity that owns, directly or indirectly, more than fifty percent (50%) of the voting stock or other equity interest of that party.

            1.2       "Applicable Laws" shall mean and include all laws, regulations, rules, decrees, judicial and administrative orders, and governmental actions, policies and requirements having the force of law in the Territory.

            1.3       Merz' "Confidential Information" shall mean and include all of the Merz Know-How, and all other data and information, not in the public domain, relating to the Contract Products, the Indications, or the business, affairs, research and development activities, results of clinical trials, national and multinational regulatory proceedings and affairs, finances, plans, contractual relationships and operations of Merz, or to any of Merz' Intellectual Property Rights.

            1.4       The "Contract Products" shall mean and include all pharmaceutical products, manufactured by Licensee hereunder, as mono-preparations and combination preparations, with Memantine as an active ingredient, for use in any of the Indications, in any form of administration whatsoever.

            1.5       The "Effective Date" of this Agreement shall mean the day after the date on which the statutory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, 15 U.S.C. ss18a, expires. The parties shall use diligent efforts to file the required notifications under the Hart-Scott-Rodino Antitrust Improvements Act with the United States Department of Justice and the Federal Trade Commission, and to request early termination of the statutory waiting period, as soon as reasonably practicable after the date hereof.

            1.6       The "FDA" shall mean the United States Food and Drug Administration, or any successor agency thereto.

            1.7       The "First Commercial Sale" of the Contract Products in the Territory shall mean the date on which the Licensee first sells any of the Contract Products for use in any of the Indications, after obtaining all of the applicable Regulatory Approvals.

            1.8       "Improvements and Enhancements" to the Contract Products shall mean and include any and all Inventions, and any and all changes, modifications and amendments to Merz' Know-How which: (i) improve the performance or efficacy of the Contract Products; (ii) reduce any side effects, drug interactions or other adverse effects of the Contract Products; (iii) reduce the cost and/or increase the efficiency or productivity of the manufacturing and production processes for the Contract Products; or (iv) relate to the use of Memantine for the diagnosis and/or treatment of other indications or applications excluding: (A) ophthalmological applications; and (B) tinnitus, except to the extent that Licensee acquires any rights to use Memantine for either of those indications under Article 2.11 hereof.

            1.9       The "Indications" shall mean the use of the Contract Products for the treatment (including retarding the onset and progression) of vascular dementia and Alzheimer's disease and any mixed forms thereof, and any and all other indications and applications for the Contract Products and/or Memantine: (i) developed by Licensee pursuant to Article 2.1 hereof; or (ii) licensed by Merz to Licensee hereafter, pursuant to Article 2.11 hereof.

            1.10      "Inventions" shall mean and include any and all inventions and discoveries which are, or may be, patentable or otherwise protectable under the patent or other intellectual property laws within the Territory, which relate to the Contract Products, and which are conceived, discovered or reduced to practice during the continuance of this Agreement.

            1.11      "Intellectual Property Rights" shall mean and include all patents, as listed on Exhibit 1.11 hereto, Trademarks, as defined in Article 1.18, copyrights, data exclusivity rights, trade names and other proprietary rights relating to, embodied in, or associated with the Contract Products, and all applications, divisions, continuations, continuations-in-part, extensions, substitutions, renewals, confirmations, supplementary protection certificates, registrations, pipeline registrations, revalidations, reissues and additions of all patent rights hereunder.

            1.12      Merz' "Know-How" shall mean and include all present and future specifications, results of clinical trials, technical data and other information relating to the design, formulation, manufacture, production, quality control, Regulatory Approvals, distribution, sale and/or use of Memantine for any of the Indications.

            1.13      "Memantine" shall mean the NMDA antagonist (1-amino-3, 5-dimethyladamantane hydrochloride), as described in more detail in Exhibit 1.13 hereto, and covered by one or more of the Merz' patents, as listed on Exhibit 1.11 hereto, including synthetic precursors, prodrugs, polymorphs and salts thereof.

            1.14      Licensee's "Net Revenues" shall mean and include all gross revenues derived by Licensee or any of its Affiliates or sublicensees from the marketing, distribution, sale and/or use of the Contract Products or any generic versions of Memantine to unrelated third parties, as determined in accordance with United States generally accepted accounting principles, consistently applied, less: (i) all bona fide allowances for returns and discounts actually given to customers including, but not limited to, rebates, charge backs and contract administration fees directly related to the marketing, distribution and sale of the Contract Products; (ii) all costs of shipping, freight, transportation and insurance for the Contract Products, but only to the extent that such costs are included in Licensee's invoice price to its customers for the Contract Products; and (iii) all sales, use, excise and value added taxes that are included in Licensee's invoice price to its customers for the Contract Products.

            1.15      "Regulatory Approvals" shall mean and include all licenses, permits, authorizations and approvals of, and all registrations, filings and other notifications to, any governmental agency or department within the Territory, including, without limitation, the FDA, necessary or appropriate for the manufacture, production, marketing, distribution, sale and/or use of the Contract Products within the Territory.

            1.16      The "Supply Agreement" shall mean that certain Supply Agreement between the parties, dated June 28, 2000, attached hereto as Exhibit 1.16, under the terms of which Merz shall supply to Licensee the active ingredient raw material for the Contract Products.

            1.17      The "Territory" shall mean and include the United States of America, including its territories, commonwealths and possessions.

            1.18      The Merz "Trademarks" shall mean and include those trademarks and trade names, specified by Merz, as listed on Exhibit 1.18 hereto, and any trademarks and trade names proposed by Licensee for use with the Contract Products, and approved in writing by Merz, which approval shall not be unreasonably withheld; provided, however, that, in the event that Merz approves any such trademarks and/or trade names proposed by Licensee hereunder, Licensee shall assign, transfer and convey to Merz all rights, title and interests in and to all such trademarks and trade names, and such trademarks and trade names shall thereafter be deemed to be included in Merz' Intellectual Property Rights for all purposes of this Agreement.

Article 2: Grant and Scope of License

            2.1      Merz hereby grants to Licensee, and Licensee hereby accepts, a limited license to use Merz' Intellectual Property Rights and Merz' Know-How to obtain all required Regulatory Approvals, and to manufacture, produce, market, distribute, sell and use the Contract Products solely for use in the Indications within the Territory, in accordance with the terms and conditions, and subject to the limitations of, this Agreement. The license granted by Merz to Licensee under this Article 2.1 shall include the right to use Merz' Intellectual Property Rights and Merz' Know-How in conducting advanced research and development activities with respect to the Contract Products and/or Memantine, and to utilize the results of such advanced research and development activities, including any Improvements and Enhancements, in accordance with the terms and conditions, and subject to the limitations, of this Agreement.

            2.2      Licensee shall have a limited right to sublicense any of the rights granted by Merz to Licensee under this Article 2.1 solely to: (i) one or more Affiliates of Licensee; or (ii) any other person, firm, corporation or other entity that has been approved in writing as a sublicensee by Merz; provided, however, that Merz shall be required to approve any prospective sublicensee proposed by Licensee hereunder only where: (A) Merz reasonably determines that the prospective sublicensee has the financial resources, technical expertise and marketing and distribution capability to manufacture, produce, market, distribute and sell the Contract Products in accordance with the requirements of this Agreement; (B) the prospective sublicensee is not currently, and will not foreseeably be a direct competitor of Merz, and is not engaged in pending litigation, arbitration or other dispute with Merz; and (C) the prospective sublicensee enters into a written agreement with Merz, under which the prospective sublicensee agrees to comply strictly with all of the terms and conditions of this Agreement.

            2.3      Licensee's rights with respect to the licenses to Merz' Intellectual Property Rights and Merz' Know-How, granted to Licensee under Article 2.1 of this Agreement, shall be the exclusive right to obtain all required Regulatory Approvals, and to manufacture, produce, market, distribute and sell the Contract Products within the Territory, and the right to manufacture and produce the Contract Products in the Republic of Ireland, solely for distribution and sale within the Territory.

            2.4      Merz also hereby grants to Licensee, and Licensee hereby accepts a limited, exclusive, non-transferable license to use the Merz Trademarks solely in connection with the manufacture, production, marketing, distribution, sale and use of the Contract Products for the Indications within the Territory. Unless otherwise agreed in writing by Merz, Licensee shall affix the Trademarks to all of the Contract Products manufactured, produced, marketed, distributed and/or sold by Licensee under this Agreement.

            2.5      Notwithstanding the provisions of Article 2.4 hereof, in the event that Licensee reasonably determines that one or more generic drug manufacturers has introduced, or proposes to introduce, a generic version of Memantine within the Territory, upon written notice thereof to Merz, Licensee shall have the right to market, distribute and sell a generic version of Memantine within the Territory; provided, however, that Licensee's marketing, distribution and sale of a generic version of Memantine within the Territory in accordance with this Article 2.5, shall not affect or impair any of Merz' rights, or any of Licensee's other obligations, under this Agreement, unless otherwise agreed in writing by Merz.

            2.6      In furtherance of the rights and license granted by Merz to Licensee under this Agreement, within thirty (30) days after the Effective Date of this Agreement, Merz shall furnish to the Licensee a data package that shall include all of the Merz Know-How existing as of that Effective Date which, in Merz' reasonable opinion, are relevant to Regulatory Approvals and compliance with Applicable Laws, with respect to the Contract Products. Licensee shall not use any of the Merz Know-How furnished by Merz under this Article 2.6 for any purpose whatsoever, except as specifically authorized in this Agreement, or as otherwise specifically authorized in writing by Merz. In the event that Licensee reasonably believes that the Merz Know-How included in the data package furnished by Merz under this Article 2.6 is incomplete, Licensee shall provide written notice thereof to Merz, and Merz shall furnish corrected copies of such Merz Know-How within thirty (30) days after receipt of Licensee's written notice hereunder.

            2.7      Without limiting the generality of Articles 2.1, 2.2, 2.3 or 2.6 hereof, Licensee specifically acknowledges and agrees that the license granted to Licensee hereunder is limited to the use of the Contract Products for the Indications within the Territory, and Licensee shall not knowingly market, distribute, sell or use any of the Contract Products for any other application or purpose whatsoever, and shall not actively promote, or solicit orders for, the sale of the Contract Products outside of the Territory, without the prior written authorization of Merz, which Merz may grant or withhold in its sole discretion.

            2.8      Licensee hereby acknowledges that Merz is the owner, or authorized licensee, of certain additional intellectual property rights and know-how, relating to the use of Memantine for certain other applications, including, but not limited to, [ * ]. Licensee further acknowledges and agrees that it shall have no rights whatsoever with respect to such other intellectual property rights or know-how, or to use Merz' Intellectual Property Rights and/or Merz' Know-How, for any other application, except as specifically agreed in writing between Merz and Licensee.

            2.9      Each party hereto represents and warrants that the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on the part of that party, and do not conflict with the terms of any other contract, agreement, arrangement or undertaking to which that party is bound.

            2.10     Merz is the owner of the Merz Patent Rights listed on Exhibit 1.11 hereto, and is the owner or authorized licensee of the other Merz Intellectual Property Rights and Merz' Know-How, and Merz has the right to grant the license to such Intellectual Property Rights and Know-How to Licensee, as provided in this Agreement. Merz has not received any notice, and has no knowledge, of any claim by any other person, firm, corporation or other entity, in which such other person, firm, corporation or other entity within the Territory asserts that any of Merz' Intellectual Property Rights are invalid, or infringe the intellectual property rights of such other person, firm, corporation or other entity.

            2.11     In furtherance of the exclusive rights and license granted by Merz to Licensee pursuant to this Agreement, Merz shall not, during the continuance of this Agreement, market, distribute or sell any pharmaceutical formulations of Memantine, or grant any license or other authorization to any other person, firm, corporation or other entity to market, distribute and/or sell any pharmaceutical formulations of Memantine within the Territory for the Indications or for any other indication or application, except (i) ophthalmological applications; and (ii) tinnitus. In the event that Merz proposes to market, distribute or sell any pharmaceutical formulation of Memantine, or license or authorize any other person, firm, corporation or other entity to market, distribute and/or sell any pharmaceutical formulations of Memantine for any other indication or application, or in the event that Merz hereafter acquires the right (including the right to sublicense) to manufacture, produce, market, distribute and sell any pharmaceutical formulations of Memantine for any ophthalmological applications or indications or for tinnitus in the United States from one or more third parties, Merz shall enter into good faith negotiations with Licensee with respect to granting Licensee an exclusive license to manufacture, produce, market, distribute and sell the pharmaceutical formulations of Memantine within the Territory for such other indications or applications on mutually acceptable terms and conditions. In the event that the parties are unable to conclude such a license agreement for such other indications or applications, despite good faith negotiations, within one hundred twenty (120) days of commencing such negotiations, Merz shall have the right to enter into a license agreement for such other indications or applications with another person, firm, corporation or other entity provided that the terms and conditions of the license agreement with such other person, firm, corporation or other entity with respect to the Territory are not more favorable to such other person, firm, corporation or other entity than the final terms and conditions offered by Merz to Licensee for the manufacture, production, marketing, distribution and sale of pharmaceutical formulations of Memantine for such other indications or applications within the Territory.

            2.12     In furtherance of Licensee's manufacture and production of the Contract Products under this Agreement, Merz shall supply Licensee's requirements of Memantine, pursuant to, and in accordance with the terms and conditions of the Supply Agreement attached hereto as Exhibit 1.16.

Article 3: Regulatory Approvals and Compliance with Applicable Laws and Regulations

            3.1      Licensee shall be responsible for applying for, and shall use its reasonable best efforts to obtain all required Regulatory Approvals, including, but not limited to, a new drug application approval, from the FDA, for the manufacture, production, marketing, distribution, sale and use of the Contract Products within the Territory. Except as otherwise provided in this Agreement, or as required under Applicable Laws, all such Regulatory Approvals, including, but not limited to, the NDA for the Contract Products within the Territory shall be held in the name of Licensee. In furtherance of Licensee's obligations under this Article 3.1, Merz shall appoint Licensee as Merz' agent with respect to the Investigational New Drug ("IND") application opened by Merz with the FDA for Memantine for the Indications prior to the Effective Date of this Agreement.

            3.2      In the event that the FDA, or any other competent governmental agency within the Territory, requires any additional clinical trials or other studies in connection with the processing and consideration of any application by Licensee for any Regulatory Approval under Article 3.1 hereof, Licensee shall conduct all such additional clinical trials and studies, in accordance with Article 3.1 hereof, and Licensee shall be solely responsible for any and all costs and expenses incurred in connection with all such additional clinical trials and studies, and all other costs and expenses incurred in connection with all applications for all Regulatory Approvals under Article 3.1 hereof. Licensee shall furnish to Merz the results of all such additional clinical trials and studies, and copies of all other documents and materials submitted by Licensee to the FDA, or any other competent governmental authority, in connection with any application submitted by Licensee for any Regulatory Approval for the Contract Products within the Territory.

            3.3      The data package furnished by Merz pursuant to Article 2.6 hereof shall include: (i) all relevant chemical, manufacturing and quality control data relating to the Memantine drug substance and the manufacture thereof in Merz' possession as of the Effective Date of this Agreement; and (ii) all other data included in the Drug Master File submitted by Merz or Merz' supplier to the FDA which Merz has the right to disclose to Licensee. Merz shall be solely responsible for filing and maintaining, and shall file and maintain, or cause Merz' supplier to file and maintain the Drug Master File for Memantine with the FDA, in accordance with the FDA's requirements and Applicable Laws, and neither Merz nor Merz' supplier shall modify that Drug Master File in a manner that would have a material adverse effect on the NDA or any other Regulatory Approval for the contract Products within the Territory. Merz shall, or shall cause Merz' supplier to, grant to Licensee a right of reference to that Drug Master File. Merz shall also furnish Licensee with all documentation and other assistance as Licensee shall reasonably request in connection with Licensee's applications for Regulatory Approvals for the Contract Products pursuant to Article 3.1 hereof; provided, however, that, in the event that the documentation included in the data package furnished to Licensee under Article 2.6 is not sufficient to permit Licensee to obtain all such required Regulatory Approvals, Licensee shall be solely responsible for preparing all necessary additional documentation, at Licensee's sole expense, to support Licensee's applications for such Regulatory Approvals.

            3.4      Licensee shall be solely responsible for maintaining all Regulatory Approvals issued to Licensee, pursuant to Article 3.1 in full force and effect throughout the continuance of this Agreement. Licensee shall furnish Merz with timely written notice of (i) each application submitted by Licensee for any Regulatory Approval for the Contract Products hereunder; (ii) the issuance of any such Regulatory Approval; and (iii) the renewal, extension, modification or revocation of any such Regulatory Approval.

            3.5      In the event that Licensee fails to take the following actions relating to obtaining Regulatory Approvals for the Contract Products, as to the manufacture, production, distribution, marketing and sale of the Contract Products in the Territory by the following completion dates, Licensee shall pay to Merz the following performance penalties:

	Milestone	Completion Date	Performance Penalty
a.

Licensee's delivery of clinical supplies (including medications, study protocols and all relevant documentation) to first investigators in Additional Pivotal Phase III Clinical Trials in the Territory, if required by the FDA

		Four (4) months after (i) FDA approval of the study protocol for these Phase III Clinical Trials, and (ii) availability of packaged clinical supplies meeting FDA regulatory requirements for study use	[ * ] for each complete calendar month after the scheduled completion date, until completion of this Milestone

b.	Filing of initial application with the FDA for New Drug Application ("NDA") Regulatory Approval of the Contract Products for the Indications

(i) In the event that the FDA does not require any additional clinical studies prior to the submission of Licensee's application for the NDA Regulatory Approval, fifteen (15) months after the later to occur of: (A) Licensee's meeting with the FDA at which the FDA informs Licensee that no such additional clinical studies are required; or (B) the receipt by Licensee from Merz of all data specified in Article 3.3 hereof.

(ii) In the event that the FDA does require additional clinical studies prior to the submission of Licensee's application for the NDA Regulatory Approval, nine (9) months after the later to occur of: (A) the completion of the last required clinical study, including Licensee's receipt of statistical analyses in a form appropriate for submission to the FDA; and (B) the receipt by Licensee from Merz of all data specified in Article 3.3 hereof.

[ * ] for each complete calendar month after the scheduled completion date, until completion of this Milestone

c.	First Commercial Sale of the Contract Products for the Indications in the Territory	Within four (4) months after issuance of all required Regulatory Approvals, including approval of the final packaging, labeling and Licensee's initial marketing materials for the Contract Products	[ * ], for each complete calendar month after the scheduled completion date, until completion of this Milestone

            3.6      In the exercise of its rights, and the performance of its obligations under this Agreement, including, but not limited to, the manufacture, production, marketing, distribution, sale and use of the Contract Products, Licensee shall comply with all Applicable Laws, and with all applicable Regulatory Approvals. Without limiting the generality of this Article 3.6, all Contract Products manufactured, produced, marketed, distributed or sold by Licensee under this Agreement shall be packaged and labeled strictly in accordance with such Applicable Laws and Regulatory Approvals.

            3.7       (a)       Each of the parties hereto shall disclose to the other party all safety reports and other information (collectively "Safety Data") which they may from time to time receive or obtain (whether from sources within or without the Territory) with respect to any adverse drug experiences with respect to the Contract Products, in accordance with the following timelines after receipt of such Safety Data by that party:

(i)	within five (5) calendar days -- all reports of serious adverse events from clinical studies with a seriousness determination of "death" or "life-threatening";
(ii)	within ten (10) calendar days -- all reports of serious adverse events from clinical studies with a seriousness determination other than "death" or "life threatening";
(iii)

within ten (10) calendar days -- all serious spontaneously reported adverse events involving the Contract Products from any source, including, but not limited to, medical literature; provided that any and all such reports shall be in the language of original publication, and an English language translation thereof, if applicable, shall be furnished as soon as reasonably practicable thereafter;

(iv)

two (2) weeks prior to the regulatory reporting date for any NDA Adverse Event Periodic Report, as provided under Applicable Law -- copies of all reported non-serious adverse drug reactions of United States origin;

(v)

Licensee shall provide Merz with copies of the IND Annual Report prepared by Licensee with respect to the Contract Products two (2) weeks prior to the time that Licensee submits that IND Annual Report to the FDA.

                       (b)       Each party shall cause each of its licensees or sublicensees, as the case may be, to disclose to it any and all Safety Data which that licensee or sublicensee may from time to time receive or obtain, in accordance with the time lines set forth in Article 3.7(a) hereof, and each party shall disclose to the other party hereto all Safety Data reported to it by any such licensee or sublicensee, as the case may be, within the number of days after receipt thereof from that licensee or sublicensee as specified in Article 3.7(a) hereof; provided, however, that, in all events, each party shall require its licensees or sublicensees, as the case may be, to report all such Safety Data to it so as to assure that both Merz and Licensee may comply strictly with all Safety Data reporting requirements with respect to the Contract Products established by Applicable Law and/or any applicable Regulatory Approvals.

                        (c)       Each party shall promptly deliver to the other party hereto a copy of all correspondence and other communications which that party may receive from any government agency or department, whether within or without the Territory, relating to the Contract Products; provided, however, that the parties' respective obligations under this Article 3.7(c) shall not apply to procedural, non-substantive communications from any such governmental agency or department that do not relate to the safety of the Contract Products. Without limiting the generality of this Article 3.7(c), each party shall furnish to the other party hereto copies of the following Drug Safety Report submissions, as required under Applicable Law, prior to the delivery of such Drug Safety Report submissions to the competent governmental health or regulatory agency or department:

(i)	all applicable United States FDA Adverse Event Periodic Reports involving the Contract Products;
(ii)	all international Periodic Safety Update Reports involving the Contract Products;
(iii)	all Medical Expert Safety Reports requested or required by any such governmental health or regulatory agency or department for the renewal of any Regulatory Approval for the Contract Products; and
(iv)	any information requiring, or justifying, any changes to the safety section of the International Core Label, or the United States Product Information, for the Contract Products.

                        (d)       All Safety Data, reports and other communications required to be furnished by each party to the other party under this Article 3.7 shall be delivered in accordance with the notice procedures set forth in Article 13.4 hereof.

            3.8      Each party shall provide the other party hereto with such assistance as the other party shall reasonably request in connection with the identification, analysis, mitigation and elimination of all such side effects, drug interactions and other adverse effects with respect to the Contract Products; provided, however, that, in the event that Licensee is required by the FDA or any other competent governmental agency to undertake any clinical trials or additional studies with respect to any such side effects, drug interactions or other adverse effects of the Contract Products, in order to maintain the Regulatory Approvals for such Contract Products, Licensee shall be solely responsible for performing such clinical trials or additional studies, at its sole expense.

Article 4: Licensee's Obligations

            4.1      Licensee shall use its best efforts to market, distribute and sell the Contract Products in the Territory, in order to maximize the Net Revenues derived from such Contract Products throughout the continuance of this Agreement. Without limiting the generality of Licensee's best efforts obligation under this Article 4.1, Licensee shall:

a.	apply for all required Regulatory Approvals as soon as reasonably practicable, in accordance with the provisions of Article 3.1 hereof;
b.

make the First Commercial Sale of the Contract Products in the Territory within one hundred twenty (120) days after the date on which all of the Regulatory Approvals required for the marketing, distribution, sale and use of the Contract Products are issued by the FDA or any other competent government agency, including approval of the final packaging, labeling and Licensee's initial marketing materials for the Contract Products; and

c.

not manufacture, produce, market, distribute or sell any products which are directly competitive with the Contract Products, to the extent that any such activities would involve the use of any of Merz' Intellectual Property Rights, Merz' Know-How or any other Merz Confidential Information, or would be otherwise inconsistent with any of Licensee's obligations under this Agreement.

            4.2      In the event that Licensee breaches any of its obligations under Article 4.1(c) hereof, with respect to the manufacture, production, marketing, distribution and/or sale of competitive products, Merz shall have the right to convert the exclusive and sole license rights provided for in Article 2.3 hereof into non-exclusive license rights, by furnishing written notice thereof to Licensee. In the event that Merz elects to exercise its rights under this Article 4.2, upon Merz' written request, at Merz' sole option, Licensee shall: (i) transfer to Merz all Regulatory Approvals applicable to the Contract Products; or (ii) provide Merz with any and all documents, materials, clinical studies, test reports and other information, and shall provide Merz with all assistance reasonably requested by Merz, in order to permit Merz to apply for, and obtain, duplicate Regulatory Approvals for the Contract Products.

            4.3      All of the Contract Products manufactured or produced by Licensee shall be manufactured with Memantine as the active ingredient, strictly in accordance with Merz' Intellectual Property Rights and Merz' Know-How, as licensed to Licensee hereunder, and in accordance with any and all other standards, specifications, quality assurance procedures, manufacturing practices and requirements set forth in all applicable Regulatory Approvals. In furtherance of Licensee's obligations under this Article 4.2, upon Merz' written request, Licensee shall:

a.

provide Merz with written notice of Licensee's initial manufacture and production of the Contract Products, and permit Merz to inspect and test such initial Contract Products, in order to confirm that such initial Contract Products conform to the requirements of all applicable Regulatory Approvals and Merz' standards and requirements for the usage of the Trademarks;

b.

permit Merz to inspect Licensee's manufacturing facilities and operations for the Contract Products, in order to confirm that such facilities and operations conform to good manufacturing practices and to Merz' Know-How for such Contract Products; and

c.

furnish Merz with a reasonable quantity of samples of the Contract Products, from time to time during the continuance of this Agreement, in order to permit Merz to confirm that such Contract Products continue to conform to Merz' standards and requirements for the usage of the Trademarks.

            4.4      In the event that Merz reasonably determines that any of the Contract Products and/or Licensee's manufacturing facilities and operations do not conform to the requirements of Article 4.3 hereof, Merz shall give notice thereof, specifying all such deficiencies in the Contract Products or Licensee's manufacturing facilities and operations, as the case may be. Licensee shall take corrective action to remedy all such deficiencies in the Contract Products and/or Licensee's manufacturing facilities and operations, as the case may be, immediately upon receipt of such written notice from Merz. Upon completion of all such corrective action, Licensee shall furnish Merz with a reasonable number of samples of the Contract Products, and shall permit Merz to inspect Licensee's manufacturing facilities and operations, in order to confirm that all such deficiencies have been corrected.

            4.5      Attached hereto as Exhibit 4.5 is Licensee's sales forecast for Net Revenues to be derived by Licensee from the distribution and sale of the Contract Products within the Territory during each of the first three (3) twelve-month periods following the First Commercial Sale of the Contract Products within the Territory. At least ninety (90) days prior to the start of each year after the expiration of that initial three (3) year period during the continuance of this Agreement, Licensee shall furnish to Merz Licensee's detailed sales plan for the marketing, distribution and sale of the Contract Products in the Territory for the coming year.

            4.6      The parties shall use their best efforts to collaborate in the marketing and promotion of the Contract Products in the Territory. In furtherance of the parties' obligations under this Article 4.6, the parties shall form a joint marketing committee, comprised of two representatives from each of the parties. The joint marketing committee shall meet at least twice every calendar year, and shall cooperate in coordinating all joint marketing and promotional activities for the Contract Products in the Territory, including, but not limited to:

a.	the preparation and distribution of scientific and technical information and promotional materials with respect to the Contract Products;
b.	the organization, participation and conduct of research seminars, conferences and trade shows; and

Each party shall provide the other party hereto with written notice of its two representatives for the joint marketing committee within ninety (90) days after the Effective Date of this Agreement.

            4.7      Licensee shall furnish Merz with quarterly reports of all of Licensee's sales under this Agreement. Each such quarterly report shall (i) be furnished to Merz within forty-five (45) days after the close of the calendar quarter to which it corresponds; and (ii) state Licensee's total sales of the Contract Products during the calendar quarter, the Net Revenues derived by Licensee from all sales, and the royalties payable by Licensee to Merz with respect to such Net Revenues, in accordance with the provisions of Article 5.4 of this Agreement.

            4.8      Throughout the continuance of this Agreement, Licensee shall keep Merz informed of all material marketing plans and strategies, including, but not limited to, sales forecasts, market analyses and proposed advertising and promotional campaigns and programs, for the marketing, distribution and sale of the Contract Products in the Territory.

Article 5: Consideration

            5.1      In consideration for the rights and licenses granted by Merz to Licensee under this Agreement, Licensee shall make the following lump sum payments to Merz:

a.	[ * ] on the Effective Date of this Agreement.
b.

[ * ] upon completion of the pre-NDA Meeting between Licensee and the FDA, if the FDA indicates that it will be possible to obtain all required Regulatory Approvals for the Contract Products with the existing data from clinical trials and studies; or [ * ] upon completion of that pre-NDA Meeting, if the FDA requires additional pivotal phase III clinical trials, as a condition for processing Licensee's application for Regulatory Approvals for the Contract Products.

c.	[ * ] upon issuance of the Regulatory Approvals by the Food and Drug Administration for the Contract Products for the Indications in the Territory.

            5.2      All fees payable by Licensee to Merz under Article 5.1 hereof and any performance penalties payable by Licensee under Article 3.5 hereof, are non-refundable upon expiration or termination of this Agreement for any reason whatsoever. None of the fees payable by Licensee to Merz under Article 5.1 or performance penalties payable by Licensee under that Article 3.5 may be credited against any of Licensee's royalty obligations under Article 5.3 hereof.

            5.3      As further consideration for the rights and licenses granted by Merz to Licensee under this Agreement, Licensee shall pay royalties to Merz equal to [ * ] of Licensee's Net Revenues derived from the distribution and sale of the Contract Products to customers located within, or for use within, the Territory; provided, however, that all Memantine for the Contract Products supplied by Merz to Licensee under the Supply Agreement shall be supplied by Merz to Licensee at no additional charge therefor.

            5.4      Notwithstanding the provisions of Article 5.3 hereof, in the event that, during the continuance of this Agreement and thereafter, Licensee markets, distributes and sells a generic version of Memantine pharmaceutical products within the Territory, in accordance with the provisions of Article 2.5 hereof, so long as Merz is willing to supply Licensee's requirements of raw materials, pursuant to the Supply Agreement, Licensee shall pay royalties to Merz with respect to Net Revenues derived from the distribution and sale of such generic version of Memantine as follows, in lieu of the royalties provided for in Article 5.3 hereof:

	Licensee's Net Sales Price	Royalty Rate
a.	If Licensee's Net Sales Price for the generic version of Memantine is at least [ * ] of Licensee's Net Sales Price for the branded Contract Products

[ * ] of an amount equal to (i) Licensee's then prevailing Net Sales Price per unit of the branded Contract Products, multiplied by (ii) the number of units of the generic version of Memantine sold by Licensee, or any of its sublicensees, during the applicable calendar quarter.

b.	If Licensee's Net Sales Price for the generic version of Memantine is at least [ * ] of Licensee's Net Sales Price for the branded Contract Products

[ * ] of an amount equal to (i) Licensee's then prevailing Net Sales Price per unit of the branded Contract Products, multiplied by (ii) the number of units of the generic version of Memantine sold by Licensee, or any of its sublicensees, during the applicable calendar quarter.

c.	If Licensee's Net Sales Price for the generic version of Memantine is at least [ * ] of Licensee's Net Sales Price for the branded Contract Products

[ * ] of an amount equal to (i) Licensee's then prevailing Net Sales Price per unit of the branded Contract Products, multiplied by (ii) the number of units of the generic version of Memantine sold by Licensee, or any of its sublicensees, during the applicable calendar quarter.

d.	If Licensee's Net Sales Price for the generic version of Memantine is less than [ * ] of Licensee's Net Sales Price for the branded Contract Products

[ * ] Licensee shall purchase its requirements of bulk Memantine for such generic Memantine pharmaceutical products, in accordance with the Supply Agreement, at a price per kilogram specified by Merz, provided that that price per kilogram does not exceed the price per kilogram offered to Licensee by another person, firm, corporation or other entity for comparable quantities of bulk Memantine of comparable quality

For purposes of this Article 5.4, Licensee's "Net Sales Price" shall mean the Net Revenues derived by Licensee, or any of Licensee's sublicensees, as the case may be, from the sale of the generic version of Memantine, or the branded Contract Products, as the case may be, divided by the number of units of such products from which such Net Revenues were derived, as determined on a quarterly basis. Nothing in this Article 5.4 shall affect or impair Licensee's obligation to pay, and Merz' right to receive, royalties with respect to the branded Contract Products as provided in Article 5.3 hereof.

            5.5      In the event that the royalties payable by Licensee to Merz, as determined in accordance with the provisions of Article 5.3 hereof, in any twelve (12) month period during any of the first three (3) years commencing with Licensee's First Commercial Sale of the Contract Products are less than [ * ] of an amount equal to [ * ] of Licensee's annual sales forecast for that twelve (12) month period as furnished by Licensee to Merz pursuant to Article 4.5 hereof, multiplied by the applicable royalty rate, as set forth in Article 5.3 hereof, or Article 5.4 hereof, as the case may be (the "Minimum Royalty"), Licensee shall pay to Merz an amount equal to the difference between the Minimum Royalty for that twelve (12) month period and the royalties actually paid by Licensee with respect to that twelve (12) month period, within forty-five (45) days after the close of that twelve (12) month period. Licensee shall be entitled to a credit for the difference between any such minimum annual royalties and the amount of royalties determined pursuant to Article 5.3 hereof in any twelve (12) month period solely against Licensee's royalty obligation for the next twelve (12) month period.

            5.6      All payments by Licensee to Merz under this Agreement shall be paid in United States Dollars.

            5.7      All royalty payments by Licensee under Article 5.3 hereof shall be paid on a quarterly basis. Each such quarterly royalty payment by Licensee under Article 5.3 hereof, shall be paid within forty-five (45) days after the close of the calendar quarter to which it corresponds. Any minimum annual royalties payable by Licensee under Article 5.5 hereof shall be paid within forty-five (45) days after the close of the calendar year to which such minimum annual royalty payment corresponds.

            5.8      In the event that any fee payable by Licensee under Article 5.1 hereof or any penalty payable by Licensee under Article 3.5 hereof is not paid to Merz on or before the due date therefor, as specified in that Article 3.5 or Article 5.1, as the case may be, or any quarterly royalty payment or minimum annual royalty payment is not paid to Merz in accordance with the provisions of Article 5.7 hereof, Merz shall provide written notice thereof to Licensee. Any unpaid overdue amount that is not paid in full by Licensee within ten (10) days after the date of Merz' written notice thereof under this Article 5.8 shall bear interest, at a rate equal to five (5) percentage points over the then-applicable discount rate established by the Federal Reserve Bank of New York, or the maximum rate permitted under applicable law, whichever is less, until the entire unpaid overdue amount shall have been paid in full.

            5.9      All payments by Licensee to Merz under this Article 5 shall be paid in full, without deduction for any sales, use, excise, value added, withholding or other similar taxes, or any other governmental fees or charges. In the event that Licensee is required to withhold any taxes on any amount payable to Merz hereunder, under the Applicable Laws of the Territory, Licensee shall furnish Merz with official tax receipts, or other evidence of payment of such withholding taxes, sufficient to permit Merz to demonstrate the payment of such withholding taxes, in order to establish Merz' right to a credit for such withholding taxes against Merz' German income tax liability. Licensee shall provide Merz with all assistance reasonably requested by Merz in connection with any application to any competent tax authorities in the Territory to qualify for the benefit of a reduced rate of withholding taxation under any applicable Double Tax Treaty.

            5.10     Licensee shall maintain complete and accurate books and records of account, in accordance with generally accepted account principles, of all transactions and other business activities under this Agreement, sufficient to confirm the accuracy of all reports furnished by Licensee to Merz under Article 4.7 hereof, and all payments by Licensee to Merz under this Article 5. Upon reasonable written notice to Licensee, Merz or a certified public accountant designated by Merz, to which Licensee has no reasonable objection, shall have the right to audit such books and records of account of Licensee, in order to confirm the accuracy and completeness of all such reports and all such payments. Merz shall bear all costs and expenses incurred in connection with any such audit; provided, however, that if any such audit shall reveal any underpayments by Licensee hereunder in excess of two percent (2%) of the amount actually payable by Licensee to Merz hereunder, then, in addition to paying the full amount of such underpayment, plus accrued interest in accordance with Article 5.8 hereof, Licensee shall reimburse Merz for all costs and expenses incurred by Merz in connection with that audit.

Article 6: Advanced Research and Development; Enhancements and Improvements

            6.1      Licensee shall conduct any and all additional research and development activities, including, but not limited to, further clinical studies and trials, necessary for obtaining all required Regulatory Approvals for the Contract Products, and Licensee shall be solely responsible for all costs and expenses incurred in connection with any such additional research and development activities. Subject to written notice to, and consultation with, Merz, Licensee shall also conduct such life cycle management and marketing studies with respect to the Contract Products as Licensee and Merz shall mutually agree, and Licensee may conduct such other life cycle management and marketing studies as Licensee determines to be necessary or appropriate for the effective marketing, distribution and sale of the contract Products within the Territory. In addition, each of the parties hereto may conduct advanced research and development activities with respect to the use of the Contract Product and Memantine for the Indications. Each party hereto shall be solely responsible for all costs and expenses incurred by that party in conducting, or otherwise in connection with, such research and development activities under this Article 6.1. Each party shall provide reasonable notice of any advanced research and development activities with respect to the Contract Products for the Indications to the other party hereto, and shall consult with such other party about any such proposed advanced research and development activities; provided, however, that nothing in this Article 6.1 shall require Merz to obtain the prior approval of Licensee in order for Merz to conduct advanced research and development activities with respect to any indication or application of Memantine other than the Indications; provided that such advanced research and development activities will not have a material adverse effect on Licensee's marketing, distribution and sale of the Contract Products within the Territory.

            6.2      In order to coordinate and facilitate the parties' respective advanced research and development activities under Article 6.1 hereof, the parties shall form a research committee, comprised of three (3) professionally and technically qualified representatives of each of the parties hereto. Each party shall provide the other party hereto with written notice of its three (3) representatives for the research committee within ninety (90) days after the Effective Date of this Agreement. The parties hereto shall be jointly responsible for directing the activities of the research committee, which activities shall include the discussion, preparation, implementation and execution of all pre-clinical and clinical research projects with respect to the use of the Contract Products and/or Memantine for the Indications. The parties shall implement all advanced research and development projects with respect to Memantine and the Contract Products recommended by the research committee under this Article 6.2, unless one of the parties reasonably determines that any such advanced research and development project is not technically practicable or commercially feasible; provided, however, that nothing in this Article 6.2 shall limit or prevent either party from conducting advanced research and development activities, in accordance with Article 6.1 hereof, independently.

            6.3      Each party shall provide the research committee with written notice of all clinical studies, including, but not limited to, any and all known investigator initiated trials, together with the results thereof, of the use of the Contract Products and/or Memantine for the Indications, conducted by that party during the continuance of this Agreement. Each party shall make available to the other party hereto, and to the members of the research committee, copies of all reports of the results of all such clinical studies, and all other documents containing or embodying any studies, scientific information, know-how or other data relating to the use of the Contract Products and/or Memantine for the Indications, prepared by or for that party during the continuance of this Agreement. All such results, studies, scientific information, know-how and other data furnished by a party to the other party hereto shall be deemed Confidential Information of the party furnishing such results, studies, scientific information, know-how or other data.

            6.4      In the event that, during the continuance of this Agreement, Merz or any Affiliate of Merz develops any Improvements or Enhancements with respect to the use of the Contract Products or Memantine for the Indications, Merz shall furnish Licensee with timely written notice of such Improvements and Enhancements, and shall furnish Licensee with a data package which, in Merz' reasonable opinion, contains all information, know-how and other data as Licensee will require in order to obtain Regulatory Approvals for such Improvements and Enhancements, and to implement such Improvements and Enhancements in Licensee's manufacture, production, marketing, distribution, sale and/or use of the Contract Products; provided, however, that Merz' obligations under this Article 6.4 shall not apply to any Improvements and Enhancements developed by any other licensee of Merz, to the extent that Merz is contractually prohibited or restricted from licensing such Improvements and Enhancements, or delivering any information, know-how or other data pertaining to such Improvements and Enhancements, to Licensee. All information, know-how and other data with respect to any such Improvements and Enhancements shall be deemed to constitute Merz' Know-How, and Licensee shall have the right to use Merz' Know-How in the Territory, at no additional charge, in accordance with the terms and conditions, and subject to the limitations, of this Agreement.

            6.5      In the event that, during the continuance of this Agreement, Licensee develops any Improvements or Enhancements with respect to the use of the Contract Products or Memantine for the Indications, Licensee shall furnish Merz with timely written notice of such Improvements and Enhancements, and shall furnish Merz with a data package which, in Licensee's reasonable opinion, contains all information, know-how and other data as Merz will require in order to obtain Regulatory Approvals for such Improvements and Enhancements, and to implement such Improvements and Enhancements in Merz' manufacture, production, distribution, marketing, sale and/or use of any products whatsoever. Licensee shall, and hereby does, grant Merz a fully transferable, worldwide, perpetual, royalty-free license to use all information, know-how and other data pertaining to all Improvements and Enhancements furnished by Licensee to Merz hereunder for any purpose whatsoever; provided, however, that the license granted by Licensee to Merz under this Article 6.5 shall not include the right to sublicense the manufacture, production, marketing, distribution and sale of the Contract Products to any other licensee of Merz to the extent, but only to the extent, that Merz is contractually prohibited or restricted from licensing and disclosing Improvements and Enhancements developed by such other licensee to Licensee hereunder. The license granted by Licensee to Merz under this Article 6.5 shall be: (i) non-exclusive as to the Territory (but as to the Indications, only after the expiration or termination of this Agreement); and (ii) exclusive as to all countries outside of the Territory.

            6.6      In the event that a party hereto develops, discovers or acquires any Inventions or any other Improvements or Enhancements with respect to the use of the Contract Products or Memantine for the Indications, subject to the provisions of Article 6.4 or Article 6.5 hereof, as the case may be, that party shall be the sole owner of all Intellectual Property Rights in and to those Inventions or Improvements and Enhancements, as the case may be, and shall have the sole right, and shall be solely responsible, for applying for, obtaining, and bearing all costs and expenses associated with, all patents, data exclusivity rights and other Intellectual Property Rights with respect to all such Inventions or Improvements and Enhancements, as the case may be, as that party determines to be necessary or appropriate, in its sole discretion.

Article 7: Merz' Intellectual Property Rights

            7.1      Licensee hereby acknowledges that Merz is the owner, or authorized licensee, of all of Merz' Intellectual Property Rights, as specified in Exhibit 1.11 hereof, and Licensee shall acquire no rights, title or interest whatsoever in or to any of Merz' Intellectual Property Rights, except as specifically provided in the Agreement. During the continuance of this Agreement, and thereafter, Licensee shall take no action which, in the reasonable opinion of Merz, may adversely affect or impair any of Merz' rights, title or interests in and to any or all of Merz' Intellectual Property Rights. Without limiting the generality of this Article 7.1, Licensee shall not utilize any Merz' Intellectual Property Rights for any purpose whatsoever, except as specifically authorized in this Agreement.

            7.2      Licensee shall take such actions, and shall provide Merz with such assistance, as Merz shall reasonably request, in order to protect and perfect Merz's rights, title and interests in and to all of Merz' Intellectual Property Rights within the Territory; provided, however, that Licensee shall not register, or attempt to register, any of Merz' Intellectual Property Rights, or otherwise assert any ownership rights with respect to any of Merz' Intellectual Property Rights, including, but not limited to, any of the Trademarks, as defined in Article 1.18 hereof, anywhere in the world. Licensee shall furnish Merz with at least sixty (60) days written notice prior to the First Commercial Sale of any of the Contract Products in the Territory, in order to permit Merz to take such action as Merz, in its sole discretion, determines to be necessary or appropriate to protect and perfect Merz' rights, title and interests in and to all of Merz' Intellectual Property Rights. Any and all costs and expenses incurred by Merz in protecting any of Merz' Intellectual Property Rights under this Article 7.2 shall be borne by Merz.

            7.3      All Contract Products manufactured, produced, marketed, distributed and/or sold by Licensee under this Agreement shall bear Merz' and Merz' licensors' patent numbers, and patent and proprietary rights notices, in accordance with the laws and commercial practices of the Territory. Subject to the provisions of Article 2.5 hereof, all such Contract Products shall also bear the Merz Trademarks, in accordance with the provisions of Article 2.4 hereof. Licensee shall not, during the continuance of this Agreement or thereafter, adopt, register or use any trademark, trade name, brand name, symbol or logo that is identical, or confusingly similar, to the Merz Trademarks.

            7.4      Licensee shall furnish Merz with timely written notice of any and all infringements and other unauthorized uses by any other person, firm, corporation or other entity of any of Merz' Intellectual Property Rights that come to the attention of Licensee during the continuance of this Agreement. Merz, as the owner of all of Merz' Intellectual Property Rights, shall be solely responsible for taking all actions, in the courts, administrative agencies, or otherwise, to prevent or enjoin any and all such infringements and other unauthorized uses of Merz' Intellectual Property Rights, and Licensee shall take no action with respect to any such infringement or unauthorized use of Merz' Intellectual Property Rights, without the prior written authorization of Merz; provided, however, that Licensee shall provide Merz with such assistance as Merz shall reasonably request in connection with any action to prevent or enjoin any such infringement or unauthorized use of any of Merz' Intellectual Property Rights.

            7.5      In the event that Merz, in its sole discretion, elects not to take any action to prevent or enjoin any such infringement or other unauthorized use of any of Merz' Intellectual Property Rights within fourteen (14) days after the date of Licensee's written notice under Article 7.4 hereof , Merz shall give written notice thereof to Licensee. Upon Licensee's written request, following receipt of Merz' written notice under this Article 7.5, Merz may authorize Licensee to take action in the courts, administrative agencies or otherwise to prevent or enjoin such infringement or unauthorized use of Merz' Intellectual Property Rights. Merz' authorization of Licensee to take such action with respect to Merz' Intellectual Property Rights within the Territory shall be subject to the following conditions and requirements:

a.	Licensee shall be solely responsible for any and all costs and expenses incurred by Licensee in connection with such action;
b.

Licensee shall take no action that is inconsistent with: (i) Merz' ownership of all rights, title and interests in and to all of Merz' Intellectual Property Rights; or (ii) any of Licensee's obligations under Articles 7.1 and 7.2 hereof;

c.	Merz shall have the right, at its sole expense, to participate in any such action, with counsel selected by Merz; and
d.	Licensee shall not enter into any settlement, or waive any claims or rights, with respect to any of Merz' Intellectual Property Rights.

            7.6      Any damages recovered by either party hereto, as a result of any action initiated by that party under Article 7.5 hereof, as the case may be, shall be used first for the payment or reimbursement of any and all expenses incurred by the parties in the prosecution of such action, and thereafter shall be allocated between the parties on the basis of [ * ] to Merz and [ * ] to Licensee.

Article 8: Confidentiality Information

            8.1      Licensee hereby acknowledges that all of Merz' Confidential Information, including, but not limited to Merz' Know-How, disclosed, revealed or otherwise made available to Licensee under, or as a result of, this Agreement is furnished to Licensee solely to permit Licensee to exercise its rights, and perform its obligations, under this Agreement. Licensee shall not use any of Merz' Confidential Information for any other purpose, and shall not disclose, reveal or otherwise make any of Merz' Confidential Information available to any other person, firm, corporation or other entity, without the prior written authorization of Merz.

            8.2      In furtherance of Licensee's obligations under Article 8.1 hereof, Licensee shall take all appropriate steps, and shall implement all appropriate safeguards, to prevent the unauthorized use or disclosure of any of Merz' Confidential Information. Without limiting the generality of this Article 8.2, Licensee shall disclose any of Merz' Confidential Information only to those of its officers, employees and authorized assignees and sublicensees under Article 12.1 hereof that have a need to know Merz' Confidential Information, in order for Licensee to exercise its rights and perform its obligations under this Agreement, and only if such officers, employees and authorized assignees and sublicensees have executed appropriate non-disclosure agreements, in a form reasonably acceptable to Merz, which effectively prohibits the unauthorized use or disclosure of Merz' Confidential Information. Licensee shall furnish Merz with immediate written notice of any unauthorized use or disclosure of any of Merz' Confidential Information by any officer, employee, assignee or sublicensee of Licensee, and shall take all actions that Merz reasonably requests in order to prevent any further unauthorized use or disclosure of Merz' Confidential Information.

            8.3      Licensee's obligations under Articles 8.1 and 8.2 hereof shall not apply to the extent, but only to the extent, that any of Merz' Confidential Information:

a.	Passes into the public domain, or becomes generally available to the public through no fault of Licensee;
b.	Was known to Licensee prior to disclosure hereunder by Merz;
c.	Is disclosed, revealed or otherwise made available to Licensee by a third party that is under no obligation of non-disclosure and/or non-use to Merz; or
d.

Is required to be disclosed under Applicable Law, or in connection with any application by Licensee for any Regulatory Approvals under Article 3.1 hereof; provided, however, that Licensee shall furnish Merz with as much prior written notice of such disclosure requirement as reasonably practicable, so as to permit Merz, in its sole discretion, to take appropriate action, including seeking a protective order, in order to prevent Merz' Confidential Information from passing into the public domain or becoming generally available to the public.

            8.4      In the event of the termination of this Agreement due to (i) a voluntary termination by Licensee, pursuant to Article 12.1 hereof; or (ii) termination by Merz, pursuant to Article 12.3 or Article 12.4 hereof, Licensee shall return to Merz, or destroy, as Merz shall specify in writing, all copies of all documents and other materials that contain or embody any of Merz' Confidential Information, except to the extent that Licensee is required to retain such documents and materials: (i) in accordance with the requirements of any Applicable Laws or Regulatory Approvals; or (ii) to perform its post-termination indemnification obligations, as provided in Articles 10.4 and 10.8 hereof. Within thirty (30) days after the date of termination of this Agreement, as provided in this Article 8.4, Licensee shall furnish Merz with a certificate, duly executed by an officer of Licensee, confirming that Licensee has complied with it obligations under this Article 8.4.

            8.5      In the event of any unauthorized use or disclosure by Licensee of any of Merz' Confidential Information, Merz shall be entitled to preliminary and permanent injunctive relief, as provided under Applicable Law, to prevent or enjoin any such unauthorized use or disclosure of any of Merz' Confidential Information by Licensee. In addition, in the event of any such unauthorized use or disclosure of Merz' Confidential Information, Merz shall be entitled to recover from Licensee all damages for all harm suffered or incurred by Merz as a result of any such unauthorized use of disclosure of any of Merz' Confidential Information.

            8.6      All of Licensee's obligations under Articles 8.1 and 8.2 hereof, with respect to the protection of Merz' Confidential Information, shall survive the expiration or termination of this Agreement for any reason whatsoever.

Article 9: Warranties and Liabilities

            9.1      Except as specifically provided in Articles 2.6, 2.9 and 2.10 hereof, Merz makes no representation or warranty with respect to any of Merz' Know-How furnished to Licensee under this Agreement. Without limiting the generality of this Article 9.1, Licensee hereby specifically acknowledges and agrees that Merz makes no representation or warranty whatsoever that Licensee will derive any benefit from any of Merz' Know-How, Merz' Intellectual Property Rights, or any of the rights and licenses granted by Merz to Licensee under this Agreement.

            9.2      EXCEPT AS SPECIFICALLY PROVIDED IN ARTICLES 2.4 AND 9.1 HEREOF, MERZ MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT, WITH RESPECT TO ANY OF MERZ' INTELLECTUAL PROPERTY, ANY OF MERZ' KNOW-HOW, OR ANY OTHER CONFIDENTIAL INFORMATION DISCLOSED, REVEALED OR OTHERWISE MADE AVAILABLE BY MERZ TO LICENSEE UNDER THIS AGREEMENT.

            9.3      Subject to Merz' compliance with its product warranty obligations with respect to Memantine under the Supply Agreement, Licensee hereby represents and warrants that all Contract Products manufactured, produced, distributed, marketed, sold and/or used by Licensee shall conform strictly with all of the requirements of Articles 3.6 and 4.3 of this Agreement. Except as specifically provided in Article 10.1 of this Agreement, Licensee shall be solely responsible for any and all claims by any third parties, including, but not limited to, product liability claims, and any and all losses, liabilities, damages, costs and expenses attributable to all such claims, arising from, relating to, or attributable to any of the Contract Products manufactured, produced, distributed, marketed, sold and/or used by Licensee under this Agreement.

            9.4      UNDER NO CIRCUMSTANCES WILL MERZ BE LIABLE TO LICENSEE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, BUT NOT LIMITED TO, LOST PROFITS, LOST REVENUES OR LOSS OF GOODWILL, WHETHER BASED ON CONTRACT OR TORT, OR ARISING UNDER APPLICABLE LAW OR OTHERWISE, EVEN IF MERZ HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. MERZ' TOTAL LIABILITY UNDER THIS AGREEMENT SHALL IN NO EVENT EXCEED FIFTY PERCENT (50%) OF THE SUM OF (i) ALL LUMP SUM PAYMENTS ACTUALLY PAID BY LICENSEE TO MERZ UNDER ARTICLE 5.1 HEREOF; AND (ii) ALL ROYALTIES ACTUALLY PAID BY LICENSEE TO MERZ UNDER ARTICLE 5.3 HEREOF.

Article 10: Indemnification and Insurance

            10.1     Merz shall defend, indemnify and hold Licensee harmless against any claims, suits, actions, proceedings, losses, liabilities, damages, costs and expenses (collectively "Claims and Liabilities") arising from, related to, or attributable to (i) an allegation that Licensee's use of Merz' Intellectual Property Rights and/or Merz' Know-How in accordance with the terms and conditions of this Agreement infringes any United States patent, copyright, trademark, data exclusivity right or trade secret right of any other person, firm, corporation or other entity; or (ii) the failure of any bulk Memantine supplied by Merz to Licensee under the Supply Agreement to conform to the specification therefor, as set forth on Exhibit 1.13 hereto. In the event that Licensee is subject to any Claims or Liabilities that are within the scope of Merz' indemnification obligation under this Article 10.1: (i) Licensee shall furnish Merz with written notice of any such Claim or Liability within thirty (30) days of the date on which Licensee receives notice thereof; (ii) Merz shall be solely responsible for the investigation, defense, settlement and discharge of such Claim or Liability; and (iii) Licensee shall furnish Merz with all assistance reasonably requested by Merz in connection with the investigation, defense, settlement and discharge of such Claim or Liability. Licensee's failure to perform any of its obligations under this Article 10.1 shall not be deemed to constitute a breach by Licensee of this Agreement, and shall not relieve Merz of its indemnification obligation hereunder, unless Merz does not receive timely notice of such Claim or Liability, or Merz' ability to defend and/or settle such Claim or Liability is otherwise materially impaired by Licensee's failure hereunder.

            10.2     In the event that it is determined by any court of competent jurisdiction that Licensee's use of Merz' Intellectual Property Rights and/or Merz' Know-How in accordance with the terms and conditions of this Agreement infringes, or Merz reasonably determines that Licensee's use of Merz' Intellectual Property Rights and/or Merz' Know-How is likely to infringe, any United States patent, copyright, trademark, data exclusivity right or trade secret right of any other person, firm, corporation or other entity, Merz shall use commercially reasonable efforts to: (i) procure a license from such other person, firm, corporation or other entity authorizing Licensee to continue to utilize Merz Intellectual Property Rights; or (ii) modify the Merz' Know-How, so as to render it non-infringing. In the event that neither of the foregoing alternatives is reasonably available or commercially feasible, Merz may terminate the rights and licenses granted to Licensee hereunder without any further obligations whatsoever to Licensee. For purposes of this Article 10.2, procuring a license from another person, firm, corporation or other entity shall be deemed to be not commercially feasible if the total cost to Merz of such a license would exceed [ * ] of the royalties thereafter payable by Licensee to Merz hereunder.

            10.3     Merz' obligations under Articles 10.1 and 10.2 hereof shall not apply to any allegations of infringement of the intellectual property rights of another person, firm, corporation or other entity that would not have arisen but for: (i) Licensee's use of Merz Intellectual Property Rights and/or Merz' Know-How in violation of the terms and conditions of this Agreement, including, but not limited to, Licensee's marketing, distribution, sale and/or use of any of the Contract Products outside of the Territory; (ii) any modification, adaptation or application of Merz' Know-How made by Licensee without the prior authorization of Merz; or (iii) any combination of the Contract Products with any other products, compounds or materials.

            10.4     Licensee shall defend, indemnify and hold Merz, its licensors, and their respective officers, directors, shareholders, employees, agents and representatives harmless against any and all Claims and Liabilities arising from, related to, or attributable to:

a.

Any claim, including any product liability claim, by any third party with respect to any of the Contract Products, except as specifically provided in Article 10.1 hereof, regardless of whether such claim is based on contract, breach of warranty, any form of tort, strict liability, or otherwise;

b.

Any allegation that any of the Contract Products fail to conform to the requirements of any Applicable Laws and/or any applicable Regulatory Approvals, including, but not limited to, the failure by Licensee to obtain any required Regulatory Approvals for the Contract Products;

c.	Any breach of any of Licensee's representations, warranties or covenants set forth in this Agreement; or
d.	Any other negligent, willful or intentionally wrongful act, error or omission on the part of Licensee, or any officer, director, employee, agent or representative of Licensee.

            10.5     Licensee's indemnification obligations under Articles 10.4(a) and 10.4(b) shall not apply to the extent, but only to the extent, that any product liability claim with respect to the Contract Products, or any failure of the Contract Products to conform to the requirements of Applicable Law and/or any applicable Regulatory Approval, is directly attributable to the failure of any bulk Memantine supplied to Licensee by Merz to comply with the specifications therefor set forth on Exhibit 1.13 hereto.

            10.6     In the event that Merz is subject to any Claims or Liabilities that are within the scope of Licensee's indemnification obligation under Article 10.4 hereof: (i) Merz shall provide Licensee with written notice of any such Claim or Liability within thirty (30) days after Merz receives notice of such Claim or Liability; (ii) Licensee shall be solely responsible for the investigation, defense, settlement and discharge of such Claim or Liability; and (iii) Merz shall provide Licensee with such assistance as Licensee shall reasonably request in connection with the investigation, defense, settlement and discharge of such Claim or Liability. Merz' failure to perform any of its obligations under this Article 10.6 shall not be deemed to constitute a breach by Merz of this Agreement, and shall not relieve Licensee of its indemnification obligation hereunder, unless Licensee does not receive timely notice of such Claim or Liability or Merz' ability to defend and/or settle such Claim or Liability is otherwise materially impaired by Licensee's failure hereunder.

            10.7     Licensee shall, at its sole cost and expense, obtain no later than the date of First Commercial Sale of the Contract Products in the Territory, and shall maintain in full force and effect during the continuance of this Agreement and thereafter in accordance with Article 10.9 hereof, commercial general liability insurance, which shall provide both (i) product liability coverage, and (ii) contractual liability coverage, which complies with all Applicable Laws of the Territory, and provides for minimum loss coverage at least equal to the insurance coverage maintained by Licensee with respect to Licensee's proprietary pharmaceutical products, but, in any event, not less than Two Million United States Dollars ($2,000,000.00) per incident and One Hundred Million United States Dollars ($100,000,000.00) annual aggregate. In the event that Licensee elects to self-insure all, or any portion of the coverage limits specified in this Article 10.7, including deductibles or retentions in excess of Two Hundred Fifty Thousand United States Dollars (US$250,000.00), such self-insurance program must be reasonably acceptable to Merz and its licensors. Licensee hereby specifically acknowledges and agrees that the insurance coverage limits set forth in this Article 10.7 shall not be construed to create any limit on Licensee's liability hereunder and/or indemnification obligation under Article 10.4 hereof.

            10.8     Licensee shall cause Merz and Merz' licensors to be named as additional insureds under Licensee's commercial general liability insurance policies under Article 10.7 hereof. Each such commercial general liability insurance policy obtained and maintained by Licensee under Article 10.7 shall provide for at least thirty (30) days written notice to Merz and Merz' licensors prior to cancellation, non-renewal or material change in such insurance policy. In the event of cancellation or non-renewal of any such commercial general liability insurance policy, Licensee shall, at its sole cost and expense, obtain replacement insurance coverage, in accordance with the requirements of Article 10.7 hereof, prior to the effective date of such cancellation or non-renewal.

            10.9     Licensee's indemnification obligation under Article 10.4 hereof, and Licensee's obligation to maintain commercial general liability insurance under Article 10.7 hereof, shall survive the expiration or termination of this Agreement for any reason whatsoever for a period of fifteen (15) years after the date of expiration or termination hereof.

Article 11: Term and Expiration

            11.1     This Agreement shall enter into effect on the Effective Date hereof, and shall remain in full force and effect for a period of fifteen (15) years following Licensee's First Commercial Sale of the Contract Products within the Territory, unless terminated earlier by mutual agreement between the parties, or in accordance with the provisions of Article 12 hereof.

            11.2     Upon expiration of this Agreement in accordance with Article 11.1 hereof, or upon termination of this Agreement by Licensee, due to a breach or default hereof by Merz, in accordance with Article 12.3 hereof, Licensee shall have a perpetual, non-exclusive license to use Merz' Intellectual Property Rights and Merz' Know-How in connection with the manufacture, production, marketing, distribution and sale of the Contract Products within the Territory. Licensee shall also have a perpetual license to use the Trademarks in connection with the marketing, distribution and sale of the Contract Products within the Territory, which license shall be exclusive for so long as Licensee is actually using the Trademarks as provided herein. In consideration for the licenses granted by Merz to Licensee under this Article 11.2, Licensee shall pay to Merz royalties equal to [ * ] of Licensee's Net Revenues derived from the sale of the Contract Products to which any of the Trademarks are affixed or with which any of the Trademarks are used. All royalties payable by Licensee to Merz under this Article 11.2 shall be paid on a quarterly basis in accordance with the provisions of Article 5 hereof.

            11.3     In furtherance of the perpetual, non-exclusive license granted to Licensee by Merz pursuant to Article 11.2 hereof, Merz shall use commercially reasonable efforts to assist Licensee in assuring a continuing source of supply of Memantine for the Contract Products, including the introduction of Licensee to Merz' suppliers and contract manufacturers; provided, however, that Licensee shall purchase its requirements of Memantine from Merz, in accordance with the terms and conditions of the Supply Agreement attached hereto as Exhibit 1.16, at a price per kilogram to be specified by Merz, provided, that that price per kilogram does not exceed the price per kilogram offered to Licensee by another person, firm, corporation or other entity for comparable quantities of bulk Memantine of comparable quality.

Article 12: Termination

            12.1     Licensee shall have the right to terminate this Agreement, effective immediately upon Licensee's written notice of termination to Merz, at any time prior to the approval of the NDA for the Contract Products by the FDA, in the event that Licensee reasonably determines that problems of safety and/or efficacy of the Contract Products are such that (i) FDA approval of the NDA for the Contract Products is unlikely; or (ii) the FDA will likely impose such restrictions on the labeling or distribution of the Contract Products, or the indications for which the Contract Products can be used, so as to have a material adverse effect on the marketing, distribution and sale of the Contract Products in the Territory (the "Termination Standard"). In the event of termination of this Agreement by Licensee pursuant to this Article 12.1, Licensee shall furnish Merz with all assistance reasonably requested by Merz in order to assure the transition of all pending clinical studies for the Contract Products from Licensee to Merz in accordance with all Applicable Laws and applicable ethical standards. Upon termination of this Agreement by Licensee pursuant to this Article 12.1, Licensee shall pay to Merz all lump sum payments payable by Licensee under Article 5.1 hereof, and all other amounts payable hereunder to Merz, which have accrued but which remain outstanding as of the date of termination. Except as provide in this Article 12.1, in Article 8.6 with respect to Merz' Confidential Information, and in Article 12.8 with respect to Merz' right of reference to Licensee's Regulatory Approvals, upon termination of this Agreement pursuant to this Article 12.1, Licensee shall have no further rights or obligations hereunder, including, but not limited to, the obligation to make any lump sum payment provided for in Article 5.1 hereof which has not accrued as of the date of termination.

            12.2     In the event that Licensee elects to terminate this Agreement pursuant to Article 12.1 hereof, Licensee shall give written notice thereof to Merz, stating the bases on which Licensee has determined that the Termination Standard has been met with reasonable specificity. In the event that Merz believes that the Termination Standard has not been met, Merz shall give written notice thereof to Licensee within twenty (20) days after that date of Licensee's notice of termination under this Article 12.2. In the event that Merz gives notice under this Article 12.2 that it disputes Licensee's assertion that the Termination Standard has been met, each party shall select a recognized independent expert in pharmaceutical development with experience in the regulation and marketing of pharmaceutical products in the United States who shall jointly determine if the Termination Standard has been met. In the event that the two experts selected by the parties under this Article 12.2 are unable to make a joint determination whether the Termination Standard has been met, the two experts shall appoint a third expert whose determination shall be final and binding upon the parties; provided, however, that if the two experts jointly, or the third expert individually, determine that the Termination Standard has not been met, Licensee may nonetheless terminate this Agreement in accordance with Article 12.1 hereof, by paying a termination fee to Merz in an amount equal to [ * ] of the lump sum payments payable by Licensee to Merz under Article 5.1 hereof which have not otherwise accrued as of the date of Licensee's notice of termination hereunder. In the event that experts are appointed under this Article 12.2 to determine if the Termination Standard has been met, each party hereto shall (i) cooperate in the expeditious appointment of those experts; (ii) provide the experts with such documentation and information as the experts shall reasonably require to make their determination hereunder, subject to appropriate safeguards to protect the confidentiality of such documentation and information; (iii) bear all of the costs and expenses of the expert selected by that party; and (iv) bear fifty percent (50%) of the costs and expenses of the third expert, if required.

            12.3     In the event that either party to this Agreement (the "breaching party") commits any breach or default of any of its obligations hereunder, the other party hereto (the "non-breaching party") may give the breaching party written notice of such breach or default, and shall request that such breach or default be cured immediately. In the event that the breaching party fails to cure such breach or default within sixty (60) days after the date of the non-breaching party's notice thereof, or if such breach or default cannot be cured within sixty (60) days, the breaching party takes reasonable steps to commence, within that sixty (60) day period, and proceeds diligently thereafter to cure such breach or default, and does, in fact, cure such breach or default within a reasonable time after the non-breaching party's written notice thereof, the non-breaching party may terminate this Agreement by giving written notice of termination to the breaching party; provided, however, that, in the event that the breaching party certifies in writing that no grounds exist for termination of this Agreement under this Article 12.3, termination hereunder shall only be effective upon a final determination that the breaching party has committed a breach or default of its obligations hereunder, pursuant to an arbitration proceeding under Article 13.6 hereof. Termination of this Agreement in accordance with this Article 12.3 shall not affect or impair the non-breaching party's right to pursue any legal remedy, including, but not limited to, the right to recover damages, for any harm suffered or incurred by the non-breaching party as a result of such breach or default.

            12.4     In addition to the termination rights provided for in Article 12.3 hereof, Merz shall have the right to terminate this Agreement, immediately upon furnishing written notice of termination to Licensee, upon the occurrence of any of the following events:

a.

Licensee files a voluntary petition, or suffers the filing of an involuntary petition under the bankruptcy provisions of Applicable Law, is declared insolvent, undergoes voluntary or involuntary dissolution, makes an assignment for the benefit of creditors, fails or is unable to pay its debts as they come due, or suffers the appointment of a receiver or trustee over all, or substantially all, of its assets or properties;

b.

Licensee fails to use its best efforts to obtain all required Regulatory Approvals for the manufacture, production, marketing, distribution, sale and use of the Contract Products as soon as reasonably practicable after the Effective Date hereof; provided, however, that, in the event of any dispute between the parties under this Article 12.4(b), Licensee shall have the burden of proving that it used its best efforts to obtain all such Regulatory Approvals.

            12.5     In the event that this Agreement is terminated by Licensee pursuant to Article 12.1 hereof, or by Merz pursuant to Article 12.3 or Article 12.4 hereof, Licensee shall have no further rights under the NDA or any other Regulatory Approvals for the Contract Products. Licensee shall execute and deliver to Merz, or to such other party designated by Merz, or to the FDA, as the case may be, all further amendments to the NDA and all such other Regulatory Approvals, and all notifications, consents and other documents and instruments as may be reasonably required to confirm the termination of all of Licensee's rights hereunder. Upon termination of this Agreement by Merz pursuant to Article 12.3 or Article 12.4 hereof, Licensee shall immediately cease all manufacture, production, marketing, distribution and sale of the Contract Products.

            12.6     Termination of this Agreement for any reason whatsoever shall not relieve Licensee of its obligations: (i) to pay all royalties and other amounts payable to Merz which have accrued prior to, but remain unpaid as of, the date of expiration or termination hereof, or which accrue thereafter, in accordance with Article 11.2 hereof; (ii) with respect to Merz' Intellectual Property Rights, under Article 7 hereof, and Merz' Confidential Information, under Article 8 hereof; (iii) to defend, indemnify and hold Merz, its licensors and their respective officers, directors, shareholders, employees, agents and representatives harmless against Claims and Liabilities, as provided in Article 10.4 hereof; (iv) to maintain commercial general liability insurance coverage, in accordance with the requirements of Articles 10.6 and 10.7 hereof; and (v) with respect to the NDA and the other Regulatory Approvals for the Contract Products, as provided in Articles 12.5 and 12.8 hereof.

            12.7     Except in the case of termination of this Agreement by Licensee, due to a breach or default hereunder by Merz, the expiration or termination of this Agreement shall not adversely affect or impair Merz' right to continue to use any and all Improvements and Enhancements licensed by Licensee to Merz under Article 6.6 hereof. Except as otherwise specifically provided in this Agreement, upon expiration or termination of this Agreement for any reason whatsoever, Merz shall have no further obligations to Licensee hereunder.

            12.8     Upon termination of this Agreement by Licensee pursuant to Article 12.1 hereof, or upon termination of this Agreement by Merz pursuant to Article 12.3 or Article 12.4 hereof, Licensee shall grant to Merz such rights of reference to Licensee's Regulatory Approvals as Merz may reasonably request, in order to permit Merz to obtain all required Regulatory Approvals for the manufacture, production, marketing, distribution and sale of the Contract Products within the Territory.

Article 13: General Provisions

            13.1     Assignment: Except as provided in Article 2.2 hereof, Licensee shall not have the right or the power to assign or sublicense any of its rights, or delegate or subcontract the performance of any of its obligations under this Agreement, without the prior written authorization of Merz, which Merz may grant or withhold in its sole discretion; provided, however, that the prior written authorization of Merz shall not be required for Licensee to assign or sublicense any of its rights, or delegate or subcontract the performance of any of its obligations hereunder to an Affiliate of Licensee. Any permitted assignment or delegation hereunder by Licensee, whether to an Affiliate pursuant to this Article 13.1, or pursuant to the prior written authorization of Merz, shall not relieve Licensee of any of its obligations under this Agreement, including, but not limited to, Licensee's obligation to make royalty payments with respect to any and all Net Revenues derived by any of Licensee's assignees or sublicensees from the distribution, marketing and sale of any of the Contract Products.

            13.2     Independent Contractors: In the exercise of their respective rights, and the performance of their respective obligations, under this Agreement, the parties are, and shall remain, independent contractors. Nothing in this Agreement shall be construed to constitute the parties as partners, joint venturers, or participants in a joint enterprise or undertaking, or to constitute either of the parties as the agent of the other party for any purpose whatsoever. Neither party shall bind, or attempt to bind, the other party hereto to any contract or the performance of any other obligation, or represent to any third party that it is authorized to enter into any contract or binding obligation on behalf of the other party hereto.

            13.3     Force Majeure: Neither party shall be liable for any failure to perform, or any delay in the performance of, any of its obligations under this Agreement (other than Licensee's obligation to make timely payments to Merz in accordance with Article 5 hereof) to the extent, but only to the extent, that such party's performance is prevented by the occurrence of an event of force majeure. For purposes of this Article 13.3, an event of force majeure shall mean and include, war, civil war, insurrection, rebellion, civil unrest, fire, flood, earthquake, adverse weather conditions, strike, lockout, labor unrest, unavailability of supplies, materials or transportation, acts of the public enemy, acts of government authorities, and, in general, any other cause or condition beyond the reasonable control of the party whose performance is affected thereby; provided, however, that the failure of Licensee to obtain all required Regulatory Approvals for the Contract Products from the FDA or any other competent government agencies shall not be deemed to constitute an event of force majeure, but shall be grounds for termination of this Agreement by Merz, in accordance with the provisions of Article 12.4(c) hereof. Any event of force majeure which prevents Merz from supplying bulk Memantine for the Contract Products to Licensee, in accordance with that certain Supply Agreement between the parties dated June 28, 2000, shall not affect or impair any of the parties' respective rights and/or obligations under this Agreement; provided, however, that, so long as that event of force majeure persists, Licensee shall have the right to purchase bulk Memantine for the Contract Products from any other person, firm, corporation or other entity, for use solely in accordance with the terms and conditions of this Agreement, and Merz shall use commercially reasonable efforts to assist Licensee in locating one or more alternative sources of supply of bulk Memantine for the Contract Products. In the event that a party's performance is affected by the occurrence of any event of force majeure, that party shall furnish immediate written notice thereof to the other party hereto.

            13.4     Notices: All notices, reports and other communications between the parties under this Agreement shall be sent by registered air mail, postage prepaid and return receipt requested, by international air courier, or by facsimile, with a confirmation copy sent by registered air mail or international air courier, addressed as follows:

To:	Merz	Merz + Co. GmbH & Co.
Eckenheimer Landstrasse 100-104
D-60318 Frankfurt/Main
Germany
Attention:
Facsimile:
To:	Licensee	Forest Laboratories Ireland Limited
Clonshaugh Industrial Estate
Clonshaugh, Dublin 17
Ireland
Attention:
Facsimile:
With a copy to:	Forest Laboratories, Inc.
909 Third Avenue
New York, NY 10022
U.S.A.
Attention: Chairman of the Board
Facsimile:

All notices, reports and other communications given in accordance with this Article 13.4 shall be deemed received: (i) if sent by registered air mail, seven (7) days after the date of mailing; (ii) if sent by international air courier, two (2) days after the date of dispatch; and (iii) if sent by facsimile, twenty-four (24) hours after the time of transmission.

            13.5     Governing Law: This Agreement shall be governed by, and interpreted in accordance with the laws of the State of New York, U.S.A., without reference to conflicts of laws principles; provided, however, that the validity of all Intellectual Property Rights hereunder shall be determined under the laws of that jurisdiction in which those Intellectual Property Rights are registered or for which an application for registration has been filed. The United Nations Conventions on Contracts for the International Sale of Goods shall not be applicable to this Agreement.

            13.6     Dispute Resolution: Any dispute relating to the validity, performance, construction or interpretation of this Agreement which cannot be resolved amicably between the parties shall be submitted to binding arbitration, to be held in London, England, in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (the "ICC Rules"). Any arbitration proceeding under this Agreement shall be conducted in the English language before an arbitration panel comprised of three (3) arbitrators, who shall be selected as follows: (i) each party shall select one (1) arbitrator within twenty (20) days after the date on which one of the parties gives written demand for arbitration in accordance with the ICC Rules; and (ii) the third arbitrator, who shall act as chairman of the arbitration panel, shall be selected by the other two arbitrators, within twenty (20) days after those other two arbitrators have been selected; provided, however, that, in the event that a party fails to select an arbitrator, or the two arbitrators selected by the parties fail to select a third arbitrator, in accordance with the provisions of this Article 13.6, such arbitrator shall be selected by the Chairman of the International Chamber of Commerce, upon written request therefor by either of the parties. The decision and award of the arbitrators in any arbitration proceeding between the parties under this Article 13.6 shall be: (i) in writing, stating the reasons therefor; (ii) based solely on the terms and conditions of this Agreement, as interpreted in accordance with the laws of the State of New York, U.S.A.; (iii) final and binding upon the parties hereto; and (iv) enforceable in any court of competent jurisdiction. Notwithstanding the provisions of this Article 13.6, Merz shall have the right to seek preliminary and permanent injunctive relief in any court of competent jurisdiction, in accordance with Applicable Law, in order to prevent or enjoin any misappropriation, misuse, unauthorized disclosure or infringement of any of Merz' Intellectual Property Rights and/or Confidential Information.

            13.7     Severability: If any provision of this Agreement is determined by any court or administrative tribunal of competent jurisdiction to be invalid or unenforceable under Applicable Law, the parties shall negotiate in good faith a replacement provision that is commercially equivalent, to the maximum extent permitted by Applicable Law, to such invalid or unenforceable provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement.

            13.8     Counterparts: This Agreement may be executed in several duplicates, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

            13.9     Headings: The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

            13.10    Entire Agreement and Amendments: This Agreement, together with all Exhibits attached hereto, constitutes the entire agreement between the parties, and supersedes all prior agreements, understandings and communications between the parties, with respect to the subject matter hereof. No modification or amendment of this Agreement, including, but not limited to this Article 13.10, shall be binding upon the parties unless in writing and executed by the duly authorized representative of each of the parties.

            13.11    Waivers: The failure by either party hereto to assert any of its rights hereunder, including, but not limited to, the right to terminate this Agreement due to a breach or default by the other party hereto, shall not be deemed to constitute a waiver by that party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 28th day of June, 2000, by their duly authorized representatives.

Merz + Co. GmbH & Co.	Forest Laboratories Ireland Limited
By: /s/Dr. Jochen Huckmann	By: /s/Howard Solomon
Name: Dr. Jochen Huckmann	Name: Howard Solomon
Title: President	Title: Chairman

By: /s/Friedhelm Klingenburg
Name: Friedhelm Klingenburg
Title: Vice President - Corporate Development

EXHIBIT 1.16

Supply Agreement

            This Supply Agreement (the "Agreement") is made and entered into this 28th day of June, 2000, by and between Merz + Co. GmbH & Co., a limited liability company organized and existing under the laws of Germany, with its principal business office located at Eckenheimer Landstrasse 100-104, D-60318 Frankfurt/Main, Germany ("Merz"), and Forest Laboratories Ireland Limited, a corporation organized and existing under the laws of the Republic of Ireland, with its principal business office located at Clonshaugh Industrial Estate, Clonshaugh, Dublin 17, Republic of Ireland ("Licensee").

W I T N E S S E T H:

            WHEREAS, Merz and Licensee have entered into that certain License and Cooperation Agreement, dated June 28, 2000 (the "License Agreement"), under the terms of which Merz has granted Licensee a license to utilize certain Merz Intellectual Property Rights and Merz Know-How for the manufacture, production, marketing, distribution, sale and use of certain Contract Products, based upon Memantine, for the diagnosis and treatment of vascular dementia and dementia syndrome related to Alzheimer's disease; and

            WHEREAS, Licensee wishes to acquire Memantine from Merz, for use in the manufacture and production of the Contract Products; and

            WHEREAS, Merz is willing to supply Memantine to Licensee in accordance with the terms and conditions, and subject to the limitations, of this Agreement.

            NOW, THEREFORE, in consideration of the foregoing, and the mutual covenants and conditions set forth herein, the parties to this Agreement do agree as follows:

Article 1: Definitions

            For purposes of this Agreement, all defined terms set forth in the License Agreement shall have the same meaning for purposes of this Agreement as set forth in that License Agreement.

Article 2: Purchase and Sale of Memantine

            2.1      Subject to the terms and conditions of this Agreement, Licensee shall purchase from Merz all of Licensee's requirements of, and Merz shall sell to Licensee, Memantine for use by Licensee solely in the manufacture and production of the Contract Products, in accordance with the terms and conditions, and subject to the limitations, of the License Agreement.

            2.2      Each order by Licensee for Memantine shall be in the form of a written purchase order, substantially in the form of Exhibit A hereto, stating (i) the quantity of Memantine ordered; and (ii) the requested delivery date thereof; provided, however, that, in no event shall the requested delivery date for any quantity of Memantine ordered by Licensee hereunder be less than sixty (60) days from the date of Licensee's order therefor. All orders for Memantine submitted by Licensee under this Article 2.2 shall be for at least one hundred (100) kilograms of Memantine. In the event of any inconsistency between the terms and conditions of any such purchase order and the terms and conditions of this Agreement, the terms and conditions of this Agreement shall control.

            2.3      Except in the event that Licensee is in default of any of its material obligations under the License Agreement, subject to the provisions of this Article 2.3 Merz shall accept all purchase orders submitted by Licensee hereunder. Licensee shall, from and after the Effective Date, deliver to Merz at least [ * ] prior to the start of each calendar quarter Licensee's non-binding estimate of Licensee's requirements of Memantine for the ensuing [ * ] period (the "[ * ] Rolling Estimates"), including the monthly quantities of Memantine forecast for each month of that [ * ] month period. The [ * ] Rolling Estimates shall be confirmed by Licensee's binding purchase orders, each of which (i) shall specify Licensee's requirements of Memantine for a [ * ] month period; (ii) shall be submitted to Merz at least ninety (90) days prior to the delivery date specified thereon; and (iii) shall specify a quantity of Memantine which is not less than [ * ] nor more than [ * ] of the quantity specified on Licensee's [ * ] Rolling Estimate for that calendar quarter; provided, however, that, in the event that the quantity of Memantine ordered by Licensee on any purchase order submitted by Licensee hereunder is more than [ * ] of the amount forecast by Licensee for that calendar quarter on Licensee's [ * ] Rolling Estimate, Merz shall use commercially reasonable efforts to supply such excess quantity of Memantine, but shall have no liability hereunder to Licensee if, despite such commercially reasonable efforts, Merz is unable to do so.

            2.4      Except as otherwise agreed between the parties, the Memantine covered by each purchase order submitted by Licensee, and accepted by Merz, hereunder, shall be delivered by Merz to Licensee on an ex works, Merz' facility, Frankfurt/Main, Germany, basis (Incoterms 2000), at which point, title and risk of loss or damage to Memantine shall be transferred from Merz to Licensee. Without limiting the generality of this Article 2.4, Licensee shall be solely responsible for all the handling, freight and insurance charges for the transportation of Memantine from Merz' facility to Licensee's facility, and for compliance with all export and import requirements and formalities specified under Applicable Law.

            2.5      Merz shall use its commercially reasonable efforts to deliver the Memantine covered by each purchase order submitted by Licensee, and accepted by Merz, on or before the requested delivery date therefor, as set forth in that purchase order; provided, however, that Merz shall not be liable for any delay in delivery of any Memantine beyond the requested delivery date therefor, where, despite Merz' commercially reasonable efforts, such delay in delivery is due to any event of force majeure, as defined in Article 13.3 of the License Agreement, or to any other cause or condition beyond the reasonable control of Merz.

Article 3: Product Warranty and Limitation of Liability

            3.1      Merz warrants that all of the Memantine supplied by Merz to Licensee under this Agreement shall conform to Merz' specifications therefor, as set forth on Exhibit 1.13 of the License Agreement hereto. In the event that Licensee reasonably determines that any of the Memantine supplied by Merz to Licensee fails to conform to Merz' warranty, as set forth in this Article 3.1, Licensee shall provide Merz with written notice thereof. Merz shall then have the opportunity to inspect and test such Memantine, and, in the event that Merz reasonably determines that such Memantine does not conform to Merz' warranty thereof, Merz shall replace such Memantine at no charge to Licensee.

            3.2      Subject to Merz' indemnification obligation, as set forth in Article 10.1 of the License Agreement, Licensee hereby acknowledges and agrees that (a) the remedy set forth in Article 3.1 constitutes Licensee's sole remedy in the event that any of the Memantine supplied by Merz under this Agreement fails to conform to Merz' warranty thereof; and (b) Merz shall have no responsibility whatsoever with respect to any Memantine that: (i) has been mishandled by Licensee or any other person, firm, corporation or other entity; (ii) has been combined with any other substance or product; or (iii) has been used in any manner, or for any indication, application or other purpose, except as specifically authorized in the License Agreement.

            3.3      MERZ' WARRANTY, AND THE REMEDY FOR FAILURE OF ANY MEMANTINE TO CONFORM TO THAT WARRANTY, AS SET FORTH IN ARTICLE 3.1 HEREOF CONSTITUTE MERZ' SOLE AND EXCLUSIVE WARRANTY, AND LICENSEE'S SOLE AND EXCLUSIVE REMEDY, WITH RESPECT TO THE MEMANTINE SUPPLIED BY MERZ TO LICENSEE HEREUNDER. ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY SPECIFIC PURPOSE, ARE HEREBY DISCLAIMED AND EXCLUDED. WITHOUT LIMITING THE GENERALITY OF THIS ARTICLE 3.3, MERZ MAKES NO WARRANTY WHATSOEVER THAT LICENSEE WILL DERIVE ANY BENEFIT FROM ANY OF THE MEMANTINE SUPPLIED BY MERZ UNDER THIS AGREEMENT.

            3.4      UNDER NO CIRCUMSTANCES WILL MERZ BE LIABLE TO LICENSEE FOR ANY INDIRECT, SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, WHETHER BASED ON CONTRACT OR TORT, OR ARISING UNDER APPLICABLE LAW OR OTHERWISE, EVEN IF MERZ HAS BEEN PLACED ON NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. MERZ' TOTAL LIABILITY UNDER THIS AGREEMENT SHALL NOT EXCEED THE AMOUNT SPECIFIED IN ARTICLE 9.4 OF THE LICENSE AGREEMENT.

Article 4: Term and Termination

            4.1      This Agreement shall enter into effect on the Effective Date of the License Agreement, and shall remain in full force and effect until terminated in accordance with the provisions of this Article 4.

            4.2      This Agreement shall automatically terminate upon termination of the License Agreement by Licensee pursuant to Article 12.1 thereof, or by Merz pursuant to Article 12.3 or 12.4 thereof; provided, however, that upon expiration of the License Agreement, as provided in Article 11.1 thereof, all of the provisions of this Agreement shall remain in full force and effect, subject to Merz' providing Licensee with written notice of the price per kilogram at which Merz will thereafter sell and supply Memantine to Licensee hereunder.

            4.3      If, after the expiration of the License Agreement, Licensee commits any breach or default of any of its obligations under this Agreement, including, but not limited to, the obligation to make timely payments of the purchase price for all Memantine supplied by Merz to Licensee after such expiration, Merz may give Licensee written notice of such breach or default, and shall request that such breach or default by cured immediately. In the event that Licensee fails to cure that breach or default within sixty (60) days after the date of Merz' written notice hereunder, Merz may terminate this Agreement by providing written notice of termination to Licensee. Termination of this Agreement in accordance with this Article 4.3 shall not affect or impair Merz' right to pursue any legal remedy, including, but not limited to, the right to recover damages for any and all harm suffered or incurred by Merz as a result of Licensee's breach or default hereunder.

            4.4      Upon termination of this Agreement for any reason whatsoever, Merz shall have no further obligations to Licensee hereunder, including, but not limited to, the obligation to supply Memantine to Licensee. The termination of this Agreement for any reason whatsoever shall not relieve Licensee of any obligations that have accrued as of the date of termination hereof, including, but not limited to, the obligation to pay to Merz the purchase price for any and all Memantine supplied by Merz to Licensee after the date of expiration of the License Agreement.

Article 5: General Provisions

            The general provisions of the License Agreement, as set forth in Article 13 thereof, are hereby incorporated by reference into this Agreement.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed this 28th day of June, 2000 by their duly authorized representatives.

Merz + Co. GmbH & Co.	Forest Laboratories Ireland Limited
By: /s/Dr. Jochen Huckmann	By: /s/Howard Solomon
Name: Dr. Jochen Huckmann	Name: Howard Solomon
Title: President	Title: Chairman

By: /s/Friedhelm Klingenburg
Name: Friedhelm Klingenburg
Title: Vice President - Corporate Development